STOCK PURCHASE AGREEMENT

AMONG

OMNIRELIANT HOLDINGS, INC.

ABAZIAS.COM, INC.

AND

ABAZIAS, INC.

Dated December 3, 2008

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of December 3, 2008 (the “Agreement”), among OMNIRELIANT HOLDINGS, INC., a corporation existing under the laws of Nevada (the “Purchaser”), ABAZIAS.COM, Inc., a Nevada corporation (the “Company”), and ABAZIAS, INC., a Nevada corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is the Parent, as defined below, of the Company and owns one thousand (1000) shares of common stock, $0.001 par value per share (the “Shares”), of the Company, which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, Seller desires to sell to Purchaser, and the Purchaser desires to purchase from Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

1.1       Sale and Purchase of Shares.

Upon the terms and subject to the conditions contained herein, on the Closing Date Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from Seller, all Shares of the Company owned by Seller set forth opposite such Seller's name on Schedule 1.1 attached hereto.

ARTICLE II
PURCHASE PRICE AND PAYMENT

2.1        Amount of Purchase Price.

The purchase price for the Shares (the “Purchase Price”) shall be (i) a loan in the amount of Five Hundred Thousand Dollars ($500,000) (the “Loan”) and; (ii) issuance of thirteen million and one thousand (13,001,000) shares of Purchaser’s Series E zero coupon convertible preferred stock (the “Preferred Stock”), subject to adjustment as set forth herein. The rights and privileges of the Preferred Stock are set forth on Exhibit A.

2.2       Payment of Purchase Price.

The Purchaser shall pay the Purchase Price to the Seller (the “Closing Payment”), as follows:

(i)           The Loan, in the form of the Note attached hereto as Exhibit B, made on August 12, 2008 (the “Cash Purchase Price”).
(ii)           On the Closing (as defined below), the Purchaser shall issue the Preferred Stock to the Seller as described in Section 2.3 below.

2.3           Distribution of Preferred Stock.

Subject to the terms and conditions of this Agreement, at or following the Closing, the following shall occur:

(a)  Pro-Rata Right to Preferred Stock. Each stockholder of common stock, par value $0.001 per share of the Parent, (the “Parent Common Stock”) issued and outstanding on the Record Date shall receive the following: a number of shares of Preferred Stock equal to (i) the total shares of Preferred Stock multiplied by (ii) such stockholder’s pro rata share of Parents Common Stock owned by such stockholder of Parent (the “Pro Rata Ratio”). By way of example, if a stockholder owned five (5%) percent of Parent Common Stock, such stockholder would be entitled to receive 5% of Preferred Stock of Purchaser which is derived by multiplying Preferred Stock of Purchaser x 0.05.   For purposes of this Agreement, Record Date shall mean the date on which all stockholder’s of record of the Parent are entitled to vote on this Agreement.

(b) Fractional Shares.  No fraction of a share of Preferred Stock will be issued by virtue of the Agreement, but in lieu thereof each holder of shares of Parent Common Stock who would otherwise be entitled to receive a fraction of a share of Preferred Stock (after aggregating all fractional shares of Preferred Stock that otherwise would be received by such holder) shall receive from Purchaser one additional share of Preferred Stock.

ARTICLE III
CLOSING AND TERMINATION

3.1       Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, NY 10006 (or at such other place as the parties may designate in writing) on such date as the Seller and the Purchaser may designate.  The Closing may also take place through the delivery of documents in electronic or telefaxed format or through courier delivery of actual signatures to counsel for the parties.

3.2      Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a) At the election of the Seller or the Purchaser on or after February 27, 2009 if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b) by mutual written consent of the Seller and the Purchaser; or by the Seller or the Purchaser if there shall be in effect a final non-appealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence).

3.3      Procedure Upon Termination.

In the event of termination and abandonment by the Purchaser or the Seller, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller.  If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

3.4      Effect of Termination.

With the exception of those items listed in Section 6.6, in the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company or Seller; provided, further, however, that nothing in this Section 3.4 shall relieve the Purchaser or Seller of any liability for a breach of this Agreement and/or the confidentiality provisions of the Confidentiality Agreement executed by the parties as of the date of this Agreement (the “Confidentiality Agreement”), which confidentiality provisions shall remain in full force and effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

For purposes of this Agreement, any statement made to the knowledge of the Company shall mean the knowledge of the Seller.  Seller shall be deemed to have “knowledge” of a particular fact or other matter if Seller is actually aware of such fact or other matter, or should, by reason of his or her position as an owner, director or executive officer of the Company, reasonably be expected to be aware of such fact or other matter.  Additionally, all representations made by the Seller in the Note Purchase Agreement dated August 12, 2008 and attached hereto as Exhibit C shall have full force and effect shall be incorporated herein.

The Seller hereby represents and warrants to the Purchaser that:

4.1.           Organization and Good Standing of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. Except as otherwise provided herein, the Company is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have a material adverse effect on the business or operations of the Company (“Material Adverse Affect”).

4.2.           Authority.

(a)           The Company has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a Material Adverse Effect.

(b)           The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Company’s Board of Directors and by the Company’s stockholders having full power and authority to authorize such actions.

(c)           Subject to any consents required under Section 4.7 below, the Company has the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Seller and the Company and constitutes a valid and binding obligation of each Seller and the Company enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights.

(d)           The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Company or Seller is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Company or Seller in any way, except where such would not have a Material Adverse Effect.

4.3.           Capital Stock.

(a)           The Company’s authorized capital stock consists of 1000 shares of Common Stock, $0.001 par value per share, of which 1000 shares have been issued to Seller and constitute the Shares as defined above.  All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

(b)           The Seller are the lawful record and beneficial owners of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, except as set forth in Schedule 4.3, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c)           There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Seller or the Company are or may become obligated to issue, assign or transfer any shares of capital stock of the Company except as set forth in Schedule 4.3.  Upon the delivery to Purchaser on the Closing Date of the certificate(s) representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

4.4.           Basic Corporate Records.  The copies of the Articles of Incorporation of the Company (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of the Company, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Company’s secretary or assistant secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

4.5.           Minute Books.  The minute books of the Company, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of the Company, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of Seller’s knowledge, contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders and the Board of Directors and committees of such Board of Directors of the Company.

4.6.           Subsidiaries, Parents and Affiliates. Any and all businesses, entities, enterprises and organizations in which the Company has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) as well as any and all businesses, entities, enterprises and organizations which has any ownership, voting or profit and loss sharing percentage interest in the Company (the “Parents”) are identified in Schedule 4.6 hereto, together with the Company’s interest therein.  Unless the context requires otherwise or specifically designated to the contrary on Schedule 4.6 hereto, “Company” as used in this Agreement shall include all such Subsidiaries and Parents.  Except as set forth in Schedule 4.6, (i) the Company has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which the Company has acquired from, or provided to, any of the Seller or their affiliates any goods, properties or services, and (iii) there are no rights, privileges or advantages now enjoyed by the Company as a result of the ownership of the Company by the Seller which, to the knowledge of the Seller or the Company, will be lost as a result of the consummation of the transactions contemplated by this Agreement.  Each entity shown on Schedule 4.6 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted.  Also set forth on Schedule 4.6 is a list of jurisdictions in which each Subsidiary and Parent is qualified as a foreign corporation.  Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary and Parent or the conduct of its business requires it to be so qualified.

All of the outstanding shares of capital stock of each Subsidiary and Parent have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth on Schedule 4.6, are owned, of record and beneficially, by the Company, and on the Closing Date will be owned by the Company, free and clear of all liens, encumbrances, equities, options or claims whatsoever.  No Subsidiary or Parent has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of the Company, except as set forth on Schedule 4.6.

4.7.           Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Form S-4 Registration Statement (the “S-4”) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 4.8) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

4.8           SEC Documents; Financial Statements.  Except as disclosed in Schedule 4.8:

(a)           The Company has filed all forms, reports and documents required to be filed with the SEC since its October 3, 2003 merger with Hunno Technologies, Inc. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)          Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including any Company SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The balance sheet of the Company as of September 30, 2008, is hereinafter referred to as the “Company Balance Sheet Date.”  Except as disclosed in the Company Financials, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Company Material Adverse Effect except for the Loan.

4.9             Statements; Joint Proxy Statement/Prospectus.

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the stockholders of the Company and stockholders of Parent in connection with the meetings of Parent’s stockholders and Company's stockholders to consider the adoption of this Agreement (collectively the “Company Stockholders' Meeting”) (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the Company's stockholders and Parent's stockholders, at the time of the Company Stockholders' Meeting and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Closing Date, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Purchaser.

4.10           Records and Books of Account.  The records and books of account of the Company reflect all material items of income and expense and all material assets, liabilities and accruals, have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years.

4.11           Absence of Undisclosed Liabilities.  Except as and to the extent  disclosed in Schedule 4.11 and the Loan, there are no liabilities or obligations of the Company of any kind whatsoever exceeding $5,000,  individually or in the aggregate, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company, (ii) liabilities to a parent company or subsidiary, (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company which is of a nature that would be required to be disclosed on its Financial Statements in accordance with GAAP, other than liabilities and contingent liabilities incurred in the ordinary course of business, none of which is materially adverse to the Company.

4.12           Taxes.

(a)           For purposes of this Agreement, “Tax” or “Taxes” refers to:  (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)           (i)           The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by the Company with any Tax authority effective through the Closing Date.  All such Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.  The Company has paid all Taxes shown to be due on such Returns.  Except as listed on Schedule 4.12 hereto, the Company is not currently the beneficiary of any extensions of time within which to file any Returns. The Seller and the Company have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Company in the last three (3) years.

(ii)          The Company, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid, except for immaterial amounts where such would not have a Material Adverse Effect.

(iii)         The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Company.  The Company

(iv)        has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(v)         There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any Tax authority in writing or (B)  based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Company which has not been satisfied.  The Company is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does the Company have any reason to believe that any such notice will be received in the future. Except as set forth on Schedule 4.12, neither the Internal Revenue Service nor any state or local taxation authority has ever audited any income tax return of the Company.  The Company has not filed any requests for rulings with the Internal Revenue Service.  Except as provided to the Company’s accountants, no power of attorney has been granted by the Company or its affiliates with respect to any matter relating to Taxes of the Company.  There are no Tax liens of any kind upon any property or assets of the Company, except for inchoate liens for Taxes not yet due and payable.

(vi)        Except for immaterial amounts which would not have a Material Adverse Effect, the Company has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

(vii)       There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(viii)       The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(ix)         The Company is not a party to, nor has any obligation under, any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(x)          None of the Company’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

4.13           Accounts Receivable.  The accounts receivable are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the date of the Agreement are not subject to any recoupments, set-offs, or counterclaims. To the best of Seller’s knowledge, except as set forth on Schedule 4.13, all such accounts receivable are, and will be, collectible in amounts not less than the amounts (net of reserves) carried on the books of the Company and will be paid in accordance with their terms.  Except as listed on Schedule 4.13 hereto, all such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business.

4.14           Inventory.  The inventories of the Company are listed on Schedule 4.14 attached hereto.  The Company will maintain the inventory in the normal and ordinary course of business from the date hereof through the Closing Date.

4.15.          Machinery and Equipment.  Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business, together with any machinery or equipment that is leased or operated by the Company, are in fully serviceable working condition and repair.  Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date.  Except as described on Schedule 4.15 hereto, all Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its Business.  Schedule 4.15 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (copies of all agreements relating thereto being attached to said Schedule 4.15), and all such property is in the Company’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner.  There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Company relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery.  All material Fixed Assets of the Company are set forth on Schedule 4.15 hereto.

4.16           Real Property Matters.  The real property owned by the Company is listed on Schedule 4.16.  Other than those items listed on Schedule 4.16 the Company does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

4.17           Leases.  All leases of real and personal property of the Company are described in Schedule 4.17, are in full force and effect and, to Seller’s knowledge, constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered by Company or the Seller.  The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in Schedule 4.17, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs.  To Seller’s knowledge, no other party to any such lease is in material default thereunder.  Except as noted on Schedule 4.17, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

4.18           Patents, Software, Trademarks, Etc.  The Company owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its business as now operated by it.  The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to the Company and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in Schedule 4.18.  Seller hereby specifically acknowledge that all right, title and interest in and to all patents and software listed on Schedule 4.18 as patents owned by the Company are owned by the Company or the Company has a right to use same and that the ownership of such patents and software will be transferred as part of the Company to Purchaser as part of the transaction contemplated hereby.  No officer, director, shareholder or employee of the Company or the Seller or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to the Company or related to its business except as listed in Schedule 4.18.  All of said Intangibles are valid and in good standing to the best of Seller’s knowledge, and are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in Schedule 4.18.  The Company has not been charged with, nor to Seller’s knowledge has it infringed or is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Seller nor the Company has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others.  The Company is not now manufacturing any goods under a present permit, franchise or license, except as set forth in said Schedule 4.18.  The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in any such Intangibles or in any such permit, franchise or license, except as described in Schedule 4.18.  The Intangibles and the Company’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality and will be maintained in such a manner that the Company can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it.  To Seller’s knowledge, the Company has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

4.19           Insurance Policies.  There is set forth in Schedule 4.19 a list and brief description of all insurance policies on the date hereof held by the Company or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder.  Schedule 4.19 also sets forth, in the case of any life insurance policy held by the Company, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder.  All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, if due and owing.  All claims, if any, made against the Company which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies.  Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Purchaser, except to the extent the maturity dates of any such insurance policies expire prior to the Closing Date or where such cancellation would not have a Material Adverse Effect.  No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, to the knowledge of the Sellers and the Company, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Sellers or of the Company, except where the foregoing would not have a Material Adverse Effect.  Upon the Closing Date, all life insurance policies maintained by the Company shall be assigned to each respective Seller.

4.20           Banking and Personnel Lists.  The Sellers and the Company will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Company:

(i)           The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii)           The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(iii)           A schedule of workers’ compensation payments of the Company over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of the Company against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

(iv)           The name of all pensioned employees of the Company whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

4.21  Lists of Contracts, Etc.  There is included in Schedule 4.21 a list of the following items (whether written or oral) relating to the Company and/or the Seller, which list identifies and fairly summarizes each item (collectively, “Contracts”):

(ii)           All joint venture contracts of the Company or the Seller  or affiliates relating to the business of the Company;

(iii)           All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company;

(iv)           All agreements of the Company relating to the supply of raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefore;

(v)           All contracts that individually provide for aggregate future payments to or from the Company of $5,000 or more, to the extent not included in (i) through (iii) above;

(vi)           All contracts of the Company that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii)           A complete list of all outstanding powers of attorney granted by the Company; and

(viii)          All other contracts of the Company or the Seller material to the business, assets, liabilities, financial condition, results of operations or prospects of the business of the Company taken as a whole to the extent not included above.

Except as set forth in Schedule 4.21, (i) all contracts, agreements and commitments of the Company set forth in Schedule 4.21 are valid, binding and in full force and effect, and (ii) neither the Company nor, to the best of Seller’s knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder.  True and complete copies of the contracts, leases, licenses and other documents referred to in Schedule 4.21 will be delivered to the Purchaser, certified by the Secretary or Assistant Secretary of the Company as true, correct and complete copies, not later than one business day before the Closing Date.

There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $5,000 except as described on Schedule 4.21 hereto, all of which will be resolved to the reasonable satisfaction of Purchaser prior to the Closing Date.  To the best knowledge of Seller and the Company, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

4.22           Compliance With the Law.  The Company is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect.  Except as set forth in Schedule 4.22, the Company and/or the Seller have not been and is not now charged with, or to the best knowledge of the Seller or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of Seller or the Company after due inquiry, are there any circumstances that would or might give rise to any such violation.  The Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority, except where the failure to file such would not have a Material Adverse Effect.

4.23           Litigation; Pending Labor Disputes.  Except as specifically set forth in Schedule 4.23:

(i)           There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Seller or the Company, threatened, against the Seller or the Company, relating to its business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or Seller for any such action.

(ii)           There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Seller or the Company relating to its business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise would have a Material Adverse Affect on its method or manner of doing business.

(iii)           No work stoppage has occurred and is continuing or, to the knowledge of Seller or the Company, is threatened affecting its business, and to the best of Seller’s knowledge, no question involving recognition of a collective bargaining agent exists in respect of any employees of the Company.

4.24           Absence of Certain Changes or Events.  The Company has not, since the Company Balance Sheet Date , and except in the ordinary course of business consistent with past practice:

(i)           Incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its business consistent with past practice or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii)           Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Company Balance Sheet, and (b) liabilities incurred since the Company Balance Sheet Date  in the ordinary course of business that were not materially adverse;

(iii)           Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefore, except (a) as disclosed on the Company Balance Sheet, or (b) as may have been required under GAAP due to income earned or expenses accrued since the Company Balance Sheet Date and as disclosed to the Purchaser in writing;

(iv)           Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v)           Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi)           Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(vii)           Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii)         Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $5,000.00 in the aggregate;

(ix)           Except for this Agreement or as otherwise disclosed herein or in any schedule to this Agreement, entered into any material transaction;

(x)            Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi)           Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate having a Material Adverse Effect on any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business (a “Material Adverse Change”).

4.25           Product Warranties and Product Liabilities.  The product warranties and return policies of the Company in effect on the date hereof and the types of products to which they apply are described on Schedule 4.25 hereto.  Schedule 4.25 also sets forth all product liability claims involving amounts in controversy in excess of $5,000 that are currently either pending or, to the best of the Seller’s and the Company’s knowledge, threatened against the Company.  The Seller have no knowledge of any reason why the future cost of performing all such obligations and paying all such product liability claims with respect to goods manufactured, assembled or furnished prior to the Closing Date will not exceed the average annual cost thereof for said past three year period.

4.26           Assets.   The assets of the Company are listed on Schedule 4.26 attached hereto.  Except as described in Schedule 4.26, the assets of the Company are, and together with the additional assets to be acquired or otherwise received by the Company prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by the Company.  The Company is the only business organization through which the business is conducted.  Except as set forth in Schedule 4.17 or Schedule 4.26, all assets used by the Seller and the Company to conduct the business of the Company are, and will on the Closing Date be, owned by the Company.

4.27           Absence of Certain Commercial Practices.  Neither the Company nor Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

4.28           Licenses, Permits, Consents and Approvals.  The Company has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the business, except for any failures of such which would not have a Material Adverse Effect. All material Licenses of the Company are listed on Schedule 4.28 hereto.  At the Closing, the Company will have all such Licenses which are material to the conduct of the business and will have renewed all Licenses which would have expired in the interim.  Except as listed in Schedule 4.28, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the business substantially as conducted prior to the Closing Date.  All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

4.29           Environmental Matters. Except as set forth on Schedule 4.29 hereto:

(a) The operations of the Company and the Seller, to the best knowledge of Seller, are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

(b)  The Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business, except for any failures of such which would not have a Material Adverse Effect;

(c) The Company is not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof; and

(d) The Company has not received any written communication alleging either or both that the Company may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

4.30           Broker.  The Seller has not retained any broker in connection with any transaction contemplated by this Agreement.  Purchasers shall not be obligated to pay any fee or commission associated with the retention or engagement by the Seller of any broker in connection with any transaction contemplated by this Agreement.

4.31           Related Party Transactions.  Except as described in Schedule 4.31, all transactions during the past five years between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company as determined by the Board of Directors.  No portion of the sales or other on-going business relationships of the Company is dependent upon the friendship or the personal relationships (other than those customary within business generally) of Seller, except as described in Schedule 4.31.  During the past five years, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by Seller.

4.32  Patriot Act.  The Company and the Seller certify that the Company and the Seller have not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Company and the Seller hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Company and the Seller hereby represent, warrant and agree that:  (i) none of the cash or property that the Seller have contributed or paid or will contribute and pay to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company to the Purchaser, to the extent that they are within the Company’s control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Seller shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Seller or the Company.  The Seller agrees to provide the Purchaser any additional information regarding the Company that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.33        Disclosure.  All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Seller or the Company pursuant hereto shall be deemed representations and warranties by each Seller and the Company herein.  No statement, representation or warranty by the Seller or the Company in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with full and fair disclosure concerning the Company, its business, and the Company’s affairs.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1         Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.2         Authority.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b)           The execution of this Agreement and the delivery hereof to the Seller and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors having full power and authority to authorize such actions.

5.3         Conflicts; Consents of Third Parties.

(a)   The execution and delivery of this Agreement, the acquisition of the Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b)           No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other Governmental Authority or instrumentality is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a S-4 with the SEC in accordance with the Securities Act, (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 4.9) with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

5.4           SEC Documents; Financial Statements.  Except as disclosed in Schedule 5.4:

(a)  The Purchaser has filed all forms, reports and documents required to be filed with the SEC since the initial filing date of the registration statement for the Purchaser's initial public offering. All such required forms, reports and documents (including those that the Purchaser may file subsequent to the date hereof) are referred to herein as the “Purchaser SEC Reports.” As of their respective dates, the Purchaser SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Purchaser's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.(b)Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports (the “Purchaser Financials”), including any Purchaser SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Purchaser and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The balance sheet of the Purchaser as of September 30 30, 2008 is hereinafter referred to as the “Purchaser Balance Sheet Date.”  Except as disclosed in the Purchaser Financials, neither the Purchaser nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Purchaser and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Purchaser Balance Sheet, or (ii) incurred since the date of the Purchaser Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.5         Statements; Joint Proxy Statement/Prospectus.
None of the information supplied or to be supplied by the Purchaser for inclusion or incorporation by reference in (i) the S-4 will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the Company's stockholders and Parent's stockholders, at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  If at any time prior to the Closing Date, any event relating to the Purchaser or any of its affiliates, officers or directors should be discovered by the Purchaser which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, the Purchaser shall promptly inform the Company.

           5.6           Litigation.

There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

           5.7           Investment Intention.

The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.  Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

           5.8          Broker.

The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement.  Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement

          5.9         Patriot Act.  The Purchaser certifies that neither the Purchaser nor any of its subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Purchaser hereby acknowledges that the Company and the Seller seek to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Purchaser hereby represents, warrants and agrees that:  (i) none of the cash or property that the Purchaser has contributed or paid or will contribute and pay to the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser or any of its subsidiaries to the Seller, to the extent that they are within the Purchaser’s control shall cause the Seller or the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Purchaser shall promptly notify the Seller if any of these representations ceases to be true and accurate regarding the Purchaser or any of its subsidiaries.  The Purchaser agrees to provide the Seller any additional information regarding the Purchaser or any of its subsidiaries that the Seller reasonably request to ensure compliance with all applicable laws concerning money laundering and similar activities.

         5.10       Due Authorization of Preferred Stock.  The shares of the Preferred Stock, when delivered to the Seller, shall be validly issued and outstanding as fully paid and non-assessable, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

ARTICLE VI
COVENANTS

6.1

(a) As promptly as practicable after the execution of this Agreement, Company and Purchaser shall jointly prepare and Purchaser shall file with the SEC the S-4, which shall include a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/Prospectus.  Each of the parties hereto shall use all commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable laws in connection with the issuance of the Shares and the Preferred Stock. Each of the Company and Purchaser shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the S-4.

                      (b)  As promptly as practicable after the effective date of the S-4, the Joint Proxy Statement/Prospectus shall be mailed to the stockholders of the Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substance with respect to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the OTCBB. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the transactions contemplated by this Agreement (the “Other Filings”). Each of the Company and Purchaser will notify the other promptly upon the receipt of any (i) comments from the SEC or its staff or any other government officials, (ii) notice that the S-4 has become effective, (iii) the issuance of any stop order, (iv) notice of the suspension of the qualification of the common stock representing the Shares issuable in connection with the transaction contemplated herein for offering or sale in any jurisdiction, or (v) request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and, except as may be prohibited by any Governmental Entity, will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Joint Proxy Statement/Prospectus, the Agreement or any Other Filing.  Each of the Company and Purchaser will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1(b) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

(c) Each of Parent, Company and the Purchaser shall promptly inform the others of any event which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the S-4 or any Other Filing and each of Parent, the Company and Purchaser shall amend or supplement the Joint Proxy Statement/Prospectus to the extent required by law to do so. No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for an amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

(d) Each of Parent, Company and Purchaser shall keep the S-4 continuously effective under the Securities Act until all securities covered by the S-4 have been sold, or may be sold without restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders (the “Effectiveness Period”).

6.2       Access to Information.

The Seller and the Company agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries or Parents and such examination of the books, records and financial condition of the Company and its Subsidiaries or Parents as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate, and shall cause the Company and its Subsidiaries or Parents to cooperate, fully therein.  No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or any other agreement referenced herein.  In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries and Parents, the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries and Parents to cooperate fully with such representatives in connection with such review and examination.  It is agreed and understood that all information provided pursuant to this Section 6.1 is subject to the terms and conditions of the Confidentiality/Standstill Agreement.

6.3       Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Seller shall, and shall cause the Company to:

(i) Conduct the respective businesses of the Company only in the ordinary course consistent with past practice;

(ii) Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with parties having business dealings with the Company;

(iii) Maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and except for dispositions in the ordinary course of business and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and

(v) Comply in all material respects with applicable laws.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Seller shall not, and shall cause the Company not to:

(i) Declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company; Transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(ii) Effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iii) Amend the Articles of Incorporation or Bylaws of the Company;

(iv) (A) materially increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, Company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

(v) Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other party, or change the terms of payables or receivables;

(vi) Subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company;

(vii) Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Company except, with respect to the items listed on Schedule 6.3(b)(viii) hereto, as previously consented to by the Purchaser;

(viii) Cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business consistent with past practice;

(ix) Enter into any commitment for capital expenditures out of the ordinary course;

(x) Permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice; Permit the Company to enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to or otherwise acquire the securities of any other party;

(xi) Except for transfers of cash pursuant to normal cash management practices, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, Seller or any affiliate of Seller; or

(xii) Agree to do anything prohibited by this Section 6.3 or anything which would make any of the representations and warranties of the Seller in this Agreement or any other agreement referenced herein untrue or incorrect in any material respect as of any time through and including the Closing.

6.4       Consents.

The Seller shall use their best efforts, and the Purchaser shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.7 hereof; provided, however, that neither the Seller nor the Purchaser shall be obligated to pay any consideration therefore to any third party from whom consent or approval is requested.

6.5       Other Actions.

Each of the Seller and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.6       No Solicitation; Alternate Transaction.

(i) The Seller will not, and will not cause or permit the Company or any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, change of control, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "Alternate Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Alternate Transaction, (iii) furnish or cause to be furnished, to any party, any information concerning the business, operations, properties or assets of the Company in connection with an Alternate Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other party to do or seek any of the foregoing.  The Seller will inform the Purchaser in writing immediately following the receipt by Seller, the Company or any Representative of any proposal or inquiry in respect of any Alternate Transaction.

(ii) If the Seller, the Company or any of the Company's directors, officers, employees, representatives or agents enters into definitive documentation with respect to, or accepts in principal a proposal with respect to an Alternate Transaction prior to the Closing Date, then Seller and Company, jointly and severally shall  pay to Purchasers  an amount in cash equal to the lesser of: (a) the sum of: (i) the documented out-of-pocket third party expenses Purchasers have incurred in respect of the transactions contemplated by this Agreement or (ii) Fifty Thousand Dollars ($50,000) (collectively, the “Expense Reimbursement’’). The Expense Reimbursement shall he paid Purchaser on such date as Seller and/or Company formally enter into definitive documents, or accepts any proposal relating to an Alternate Transaction.

6.7      Publicity.

None of the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable law, rule or regulation or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

6.8      Use of Name.

The Seller hereby agree that upon the consummation of the transactions contemplated hereby, the Purchaser and the Company shall have the sole right to the use of the name "ABAZIAS.COM Incorporated" and the Seller shall not, and shall not cause or permit any affiliate to, use such name or any variation or simulation thereof.

6.9      Employment Agreements.

On or prior to the Closing Date, each of Oscar Rodriguez and Jesus Diaz (each “Employee and collectively, the “Employees”) shall enter into an employment agreement with the Company, substantially in the form of agreement attached hereto as Exhibit D-1 (the “Employment Agreements”) and Strategic Capital Advisors shall enter into a consulting agreement for prior services rendered substantially in the form of agreement attached hereto as Exhibit D-2 (the “Consulting Agreement”).

6.10    Non-Competition.

                         For a period of two years after the later of the Closing Date or the termination of each Employee’s Employment Agreement by the Company, each Employee agrees not to engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or scheduled to be engaged) by the Company or the Purchaser in any areas where the Company or the Purchaser engage in business; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or scheduled to be engaged) by the Company or the Purchaser in any areas where the Company or the Purchaser engage in business; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company or the Purchaser, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between the Company or the Purchaser and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than the Company, any confidential information of the Company or the Purchaser. Nothing in this Section 6.10 shall be deemed, however, to prevent Employees from owning securities of any publicly-owned corporation engaged in any such business, provided that the total amount of securities of each class owned by such individual in such publicly-owned corporation (other than Purchaser) does not exceed two percent (2%) of the outstanding securities of such class. In addition, no Seller shall make any negative statement of any kind concerning the Company, the Purchaser or their affiliates, or their directors, officers or agents, except as such may be compelled by legal proceeding or governmental action or authority.

                        6.11       Additional Funding.

During the six months after the Closing Date, Purchaser will provide additional non-debt funding to the Company of Five Hundred Thousand Dollars ($500,000.00) to be used by the Company for general working capital or such other purposes in furtherance of the business of the Company as Company and Purchaser shall mutually agree.  This money will be advanced in amounts and at times during this six month period at the request of the officers of the Company as determined in their sole and absolute discretion.  If any requested advance is not made by the end of a seven (7) day period, Purchaser shall distribute 13,001,000, or such greater number of shares if more than 13,001,000 shares of Preferred Stock are issued as consideration at closing, to the extent that the shares of Preferred Stock are convertible into more than 13 million one thousand (13,001,000) Shares of common stock pursuant to the adjustment provisions of section 4.3 of the Certificate of Designations, to the same shareholders of the Company in the same amounts as the shares of Preferred Stock distributed to such Company shareholders at Closing. The holders of a majority of such shares shall be entitled to make one demand to the Purchaser to register such shares on a registration statement.

ARTICLE VII
CONDITIONS TO CLOSING

7.1      Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Seller contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time; the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by  them on or prior to the Closing Date;

(c) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by each Seller certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

(d) the Purchaser shall have been furnished with duly authorized shareholder and Board of Director resolutions of Seller and the Company authorizing the entry by Seller and the Company into this Agreement;

(e) Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all liens;

(f) The SEC shall have declared the S-4 effective.  No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(g) there shall not have been or occurred any Material Adverse Change;

(h) the Seller shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement;

(i) no legal proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(j) the Purchaser shall have received the written resignations of each director of the Company,

 the Employment Agreements shall have been executed by Purchaser, Oscar Rodriguez and Jesus Diaz and Consulting Agreement executed by Strategic Capital Advisors.

7.2      Conditions Precedent to Obligations of the Seller.

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof; all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(b) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)  The SEC shall have declared the S-4 effective.  No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(d) the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c); and

(e) no legal proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VIII
DOCUMENTS TO BE DELIVERED

8.1      Documents to be Delivered by the Seller.

At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a) stock certificates representing the Shares referred to in Section 7.1(f) hereof, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(b) the certificates referred to in Section 7.1(e) hereof;

(c) copies of all consents and waivers referred to in Section 7.1(i) hereof;

(d) written resignations of each of the directors of the Company;

(e) certificate of good standing with respect to the Company issued by the Secretary of State of the State of incorporation, and for each state, if any, in which the Company is qualified to do business as a foreign corporation; such other documents as the Purchaser shall reasonably request.

8.2       Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Seller the following:

(a) the Closing Payment (provided that the Preferred Stock may be delivered within three (3) business days of the Closing Date pursuant to Section 2.2(ii); provided, however, if the Closing Payment is not delivered at Closing, the Purchaser shall deliver irrevocable instructions to the Purchaser’s Transfer Agent to deliver the Closing Payment as required under this Agreement);

(b) the certificates referred to in Section 7.2(e) hereof;

(c) Employment Agreements and Consulting Agreement, substantially in the forms of Exhibits D-1 and D-2 hereto, duly executed by Oscar Rodriguez and Jesus Diaz and Strategic Capital Advisors, respectively;

(d) such other documents as the Seller shall reasonably request.

ARTICLE IX
INDEMNIFICATION

9.1      Indemnification.

(a) Subject to Sections 9.2 and 10.2 hereof, Seller hereby agree to indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i) any and all liabilities of the Company of every kind, nature and description, absolute or contingent, existing as against the Company prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Schedules attached hereto or were incurred in the ordinary course of business between the Company Balance Sheet Date and the Closing Date;

(ii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

(iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

(b) Subject to Sections 9.2 and 10.2 hereof, Purchaser hereby agrees to indemnify and hold the Seller and their respective affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date, unless such claim is for a pre-Closing matter; and

(iii) any and all Expenses incident to the foregoing.

9.2   Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 9.1(a)(ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties exceeds $10,000 (the “Basket”) (except for Losses and Expenses based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct under Section 4, for which the Basket shall not apply) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of the Basket.  Notwithstanding anything else contained herein, the maximum liability Seller shall be required to pay hereunder, in the aggregate, shall be the aggregate amount of cash and shares of the Purchaser (valued as of their date of issuance) paid or delivered to the Seller (the “Cap”).  In addition, if any Loss or Expense of Purchaser is covered by insurance, Seller shall not be required to indemnify Purchaser for the amount of such Losses or Expenses to the extent of such insurance proceeds and Seller shall only pay Purchaser the excess of the Losses and Expenses, if any, over such insurance proceeds, subject to the Cap.  Following the Closing, other than in cases of fraud, this Article 9 shall be the sole and exclusive remedy of the parties hereto and their successors and assigns with respect to any and all claims for Losses and Expenses sustained or incurred arising out of this Agreement.

9.3      Indemnification Procedures.

(a) In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any person or entity in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(d) With respect to amounts payable by Seller hereunder to the Purchaser hereunder, it is agreed that Seller shall first be obligated to pay all amounts in cash, up to the cash value of the Preferred Stock actually received by the Seller pursuant to Article II of this Agreement.  Seller may then deliver shares of Purchaser Preferred Stock to the Purchaser to pay any additional amounts due hereunder.  Any shares of Purchaser common stock so used to make payments hereunder shall be valued at the closing price of such shares on the day prior to the date of delivery to the Purchaser, endorsed for transfer.  Any additional amounts which Seller shall be required to pay after the delivery of any shares of Purchaser common stock shall be made in cash.

ARTICLE X
MISCELLANEOUS

10.1      Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Seller.

10.2      Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3, 4.11, 4.28 and 5.8  which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twenty four (24) months after the Closing Date written notice of such claims is given to the Seller or such actions are commenced.

10.3      Expenses.

Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

10.4      Further Assurances.

The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.5       Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Florida over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.9.

(c) If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

10.6       Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto )represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.7      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to principles regarding conflict of laws.

10.8     Table of Contents and Headings.

The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.9      Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or via recognized overnight courier service with all charges prepaid or billed to the account of the sender to the parties (and shall also be transmitted by facsimile to the parties receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Purchaser:

OmniReliant Holdings, Inc.
14375 Myerlake Circle
    Clearwater, FL 33760
Attention Paul Morrison

Copy to:

Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone:  (212) 930-9700
Facsimile: (212) 930-9725

(b)	Seller and Company:

Abazias, Inc.
5214 SW 91st Terrace Suite A
Gainesville, FL 32608
Attention: Oscar Rodriguez

10.10 Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.11      Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

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IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed this Stock Purchase Agreement as of the date first set forth above.

OMNIRELIANT HOLDINGS, INC.

By:
Paul Morrison
Chief Executive Officer

ABAZIAS.COM, INC.

By:
      Oscar Rodriguez
      Chief Executive Officer

ABAZIAS, INC.

By:
      Oscar Rodriguez
      Chief Executive Officer

EXHIBITS

Exhibit A	Certificate of Designations of OmniReliant Holdings, Inc.’s Preferred Stock

Exhibit B	Secured Convertible Promissory Note dated August 12, 2008

Exhibit C	Note Purchase Agreement dated August 12, 2008 by and between Abazias, Inc. and OmniReliant Holdings, Inc.

Exhibit D-1	Employment Agreements of Oscar Rodriguez and Jesus Diaz.

Exhibit D-2	Consulting Agreement by and between Strategic Capital Advisors and OmniReliant Inc.

SCHEDULES

Schedule 1.1                                              Shares

Schedule 4.3                                              Capital Stock

Schedule 4.6                                              Subsidiaries, Parents and Affiliates.

Schedule 4.8                                              SEC Documents; Financial Statements

Schedule 4.11                                           Absence of Undisclosed Liabilities

Schedule 4.12                                           Taxes

Schedule 4.13                                           Accounts Receivable

Schedule 4.14                                           Inventory

Schedule 4.15                                           Machinery and Equipment

Schedule 4.16                                           Real Property Matters

Schedule 4.17                                           Leases

Schedule 4.18                                           Patents, Software, Trademarks, Etc.

Schedule 4.19                                           Insurance Policies

Schedule 4.21                                           Lists of Contracts, Etc.

Schedule 4.22                                           Compliance With the Law

Schedule 4.23                                           Litigation; Pending Labor Disputes

Schedule 4.25                                           Product Warranties and Product Liabilities

Schedule 4.26                                           Assets

Schedule 4.28                                           Licenses, Permits, Consents and Approvals

Schedule 4.29                                           Environmental Matters

Schedule 4.31                                           Related Party Transactions

Schedule 6.3(b)(viii)                                Conduct of Business